EXHIBIT 21


                              LIST OF SUBSIDIARIES


            CORPORATION NAME                 % OWNED      STATE         DATE
                                                         OF INC.    INCORPORATED

DHB Armor Group, Inc.                         100 %        FL         02/04/03
DHB Sports Group Inc.                         100 %        DE         05/02/97
NDL Products Inc.                             100 %        FL         12/16/94
Point Blank Body Armor Inc.                    99 %*        DE        01/27/95
Protective Apparel Corporation of America     100 %        NY         01/09/75
Point Blank International S.A.                100 %      Belgium      03/08/99



*In December 2003, Point Blank Body Armor Inc. issued an approximate 0.0065 equity interest to an unaffiliated third party,thereby reducing DHB's percentage ownership of Point Blank to 99%.